Exhibit 99.1

OMNIQ Receives $6.1 Million Purchase Agreement from Leading U.S. Food Distributor

●	Achieves a record of over $11.5 million new orders since January 1st, 2021.

●	OMNIQ to provide IoT solutions for Covid 19 accelerated need to maximize efficiency, automation and touchless Supply Chain activities

●	Contract includes Technical Support Services and device management software

SALT LAKE CITY, Utah, February 4, 2021—OMNIQ Corp (OTCQB: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, announced today that it has received an approximately $6.1 million purchase agreement from one of the largest food distributors in the U.S. and North America, with over $10 billion in annual revenue. The agreement calls for the supply of mobile computerized IoT equipment for their thousands of trucks that deliver product in the US and Canada and is designed to collect, identify, track and trace assets as well as share and connect collected inventory data to the distributor’s internal IT system.

OMNIQ’s equipment enables the leading food distributor to deliver the correct product to the correct customer while eliminating the expense and inefficiency of old paper-based distribution methods. Benefits include better customer relationships by ensuring right deliveries; reduces disagreements and write-offs related to discrepancies. Delivery personnel are able to provide customers with flawless invoices on-site, which speed up order processing and payment. Tracking is provided which gives the customer real time insights into arrival times, further improving the bond with the distributor.

OMINQ’s loyal customer is a pioneer in implementing newest technologies in the supply chain operations as food distribution requires the higher standards of freshness, accuracy and care. The distinctive customer supplies food and related products to Healthcare entities like living facilities, long-term care, hospitals and other institutional healthcare programs, to Educational facilities like Colleges, Universities, K-12 Schools , as well as to restaurants, hotels, daycare centers, convenience stores, camps and churches, cruise ships, amusement parks, stadiums, large-scale sporting events and concerts, recreation centers, correctional facilities and more.

Shai Lustgarten, President & CEO at Quest, commented, “$11.5 million in new orders received in a little over 1 month, marks a great beginning of FY 2021 and demonstrates the strength of our business model. It also highlights how Covid 19 has accelerated the need to maximize efficiency, automation and touchless Supply Chain activities. We are proud to have been selected yet again to further optimize this customer’s operational efficiencies and believe this order proves the value of our comprehensive Hardware, Software and Technical support solutions. Our portfolio of mobility products, ranging from voice-picking headsets to barcode scanners, enables smarter decision-making through effective data collection and analysis. We look forward to continuing our relationship with customers of this pedigree, as we strengthen our offering with advanced AI-based technologies and machine-vision solutions.”

About OMNIQ Corp.

OMNIQ Corp. (OTCQB: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management and access control applications. The technology and services provided by the Company help clients move people, assets and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in OMNIQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting OMNIQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at http://www.sec.gov. OMNIQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com